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                          ADVANCED VIRAL RESEARCH CORP.
                          200 Corporate Boulevard South
                            New York, New York 10701


                                January 17, 2001


VIA EDGAR
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:  Withdrawal of Registration Statement on Form S-1
              (SEC File no. 333-49038)

Gentlemen:

         Reference is made to the Registration Statement on Form S-1 (SEC File no 333-49038) (the "Registration Statement") of Advanced Viral Research Corp. (the "Company"), initially filed with the Securities and Exchange Commission on October 31, 2000. The Company hereby respectfully requests that the Registration Statement be withdrawn.

                                           Very truly yours,


                                           ADVANCED VIRAL RESEARCH CORP.

                                           By:  /s/ SHALOM Z. HIRSCHMAN, MD
                                                -----------------------------
                                                  Shalom Z. Hirschman, MD
                                                   Chief Executive Officer

cc:  Kevin Hands